As filed with the Securities and Exchange Commission on June 29, 2006
Registration No. 333-46904

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
Under the
Securities Act of 1933

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-0218548 (I.R.S. Employer Identification No.)

Hartsfield-Jackson Atlanta International Airport
Atlanta, Georgia 30320
(404) 715-2000
(Address of Principal Executive Offices,
including Zip Code)

Atlantic Southeast Airlines, Inc. Investment Savings Plan
Delta Family-Care Savings Plan
(Full title of the plan)

Leslie P. Klemperer, Esq.
Vice President - Deputy General Counsel
Delta Air Lines, Inc.
P.O. Box 20706
Atlanta, Georgia 30320-6001
(404) 715-2000
(Name, address and telephone number, including area code, of agent for service)

EXPLANATORY NOTE

On September 11, 2000, Delta Air Lines, Inc. (the “Registrant”) filed a registration statement on Form S-8 (No. 333-46904) (the “Registration Statement”). The Registration Statement registered (i) a total of 2,500,000 shares of Registrant common stock (the “Shares”), of which 1,000,000 Shares were to be issued under the Atlantic Southeast Airlines, Inc. Investment Savings Plan and 1,500,000 Shares were to be issued under the Delta Family-Care Savings Plan, and (ii) an indeterminate amount of interests in such plans. The Registrant files this Post-Effective Amendment No. 1 to deregister all of the Shares and interests that remain unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 29, 2006.

Delta Air Lines, Inc.

By: /s/ Edward H. Bastian Name: Edward H. Bastian Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on June 29, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ Gerald Grinstein Gerald Grinstein	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Edward H. Bastian Edward H. Bastian	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Edward H. Budd	Director

Domenico De Sole	Director

/s/ David R. Goode David R. Goode	Director

/s/ Patricia L. Higgins Patricia L. Higgins	Director

/s/ Arthur E. Johnson Arthur E. Johnson	Director

/s/ Karl J. Krapek Karl J. Krapek	Director

/s/ Paula Rosput Reynolds Paula Rosput Reynolds	Director

/s/ John F. Smith, Jr. John F. Smith, Jr.	Chairman of the Board

/s/ Kenneth B. Woodrow Kenneth B. Woodrow	Director

Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee of Delta Air Lines, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Atlanta, State of Georgia, on the 29th day of June, 2006.

Delta Family-Care Savings Plan

By: Administrative Committee of Delta Air Lines, Inc.
By: /s/ Esther Hammond Name: Esther Hammond Title: Chair of the Administrative Committee of Delta Air Lines, Inc.

Pursuant to the requirements of the Securities Act of 1933, the plan administrator has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. George, State of Utah, on the 27th day of June, 2006.

Atlantic Southeast Airlines, Inc. Investment Savings Plan

By: Plan Administrative Committee
By: /s/ Michael J. Kraupp Name: Michael J. Kraupp Title: Vice President Finance and Assistant Treasurer